UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 1, 2008

HuntMountain Resources Ltd.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-01428	68-0612191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1611 N. Molter Road, Ste. 201, Liberty Lake, WA	99019
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 892-5287

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Change of Domicile

On March 1, 2008, the Registrant, formerly a Nevada corporation, completed its reincorporation in Washington by a merger of the Registrant with HuntMountain Resources Merger Co., a Washington corporation formed October 8, 2007, pursuant to an Agreement and Plan of Merger. The reincorporation effected a change in the Registrant's legal domicile from Nevada to Washington. The Registrant's business, assets, liabilities, net worth and headquarters were unchanged as a result of the reincorporation and the directors and officers of the Registrant prior to the reincorporation will continue to serve the Registrant after the reincorporation. In addition, the Registrant's stockholders automatically became shareholders of HuntMountain Resources Merger Co. on a share-for-share basis. The Registrant's shares will continue to be traded on the OTCBB under the symbol "HNTM" and there is no change in the Registrant’s CUSIP number. The reincorporation was approved by the Registrant’s stockholders on October

25, 2007 at the Annual Meeting of Shareholders. Articles of Merger were filed with the Secretaries of State of Washington and Nevada to effect the reincorporation, with an effective date of March 1, 2008.

Name Change

Effective March 1, 2008, in connection with the foregoing change of domicile, the Registrant, by the filing Articles of Merger with the State of Washington, changed its name from HuntMountain Resources to HuntMountain Resources Ltd.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

3.1	Articles of Merger of HuntMountain Resources and HuntMountain Resouces Merger Co., as filed with the Washington Secretary of State on February 27, 2008

3.2	Articles of Merger of HuntMountain Resources and HuntMountain Resouces Merger Co., as filed with the Nevada Secretary of State on February 25, 2008

3.3	Bylaws of HuntMountain Resources Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated March 3, 2008

HUNTMOUNTAIN RESOURCES LTD

By	/s/ Bryn Harman
Bryn Harman, Chief Financial Officer